Exhibit 12.1

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999	Year Ended December 31, 1998	Year Ended December 31, 1997	Year Ended December 31, 1996

Net Operating Income	$100,117	$210,604	$172,276	$123,535	$64,916	$51,651

(Less) Nonrecurring item:
Gain on sale	$(4,901)	$(40,779)	$(47,093)	$(25,270)	$(677)	$(7,850)
Non-recurring charges	-	-	16,782	-	-	-

(Plus) Extraordinary item:
Unamortized loan fee write-off	$-	$-	$-	$245	$1,183	$2,356

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$101	$461	$526	$293	$172	$150
Interest expense	48,437	83,609	74,699	54,650	16,977	9,545
Interest capitalized	12,119	18,328	21,888	14,724	9,024	12,883
Debt cost amortization	1,758	2,924	2,624	2,068	700	1,842
Preferred dividend	19,332	39,779	39,779	28,132	19,656	10,422

Total fixed charges (1)	$81,747	$145,101	$139,516	$99,867	$46,529	$34,842

(Less):
Interest capitalized	$12,119	$18,328	$21,888	$14,724	$9,024	$12,883
Preferred dividend	19,332	39,779	39,779	28,132	19,656	10,422

Adjusted earnings (2)	$145,512	$256,819	$219,814	$155,521	$83,271	$57,694

Ratio (2 divided by 1)	1.78	1.77	1.58	1.56	1.79	1.66

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999	Year Ended December 31, 1998	Year Ended December 31, 1997	Year Ended December 31, 1996

Net Operating Income	$100,117	$210,604	$172,276	$123,535	$64,916	$51,651

(Less) Nonrecurring item:
Gain on sale	$(4,901)	$(40,779)	$(47,093)	$(25,270)	$(677)	$(7,850)
Non-recurring charges	-	-	16,782	-	-	-

(Plus) Extraordinary item:
Unamortized loan fee write-off	$-	$-	$-	$245	$1,183	$2,356

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$101	$461	$526	$293	$172	$150
Interest expense	48,437	83,609	74,699	54,650	16,977	9,545
Interest capitalized	12,119	18,328	21,888	14,724	9,024	12,883
Debt cost amortization	1,758	2,924	2,624	2,068	700	1,842

Total fixed charges (1)	$62,415	$105,322	$99,737	$71,735	$26,873	$24,420

(Less):
Interest capitalized	$12,119	$18,328	$21,888	$14,724	$9,024	$12,883

Adjusted earnings (2)	$145,512	$256,819	$219,814	$155,521	$83,271	$57,694

Ratio (2 divided by 1)	2.33	2.44	2.20	2.17	3.10	2.36